        Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Citigroup Inc.:
We consent to the use of our report dated February 26, 2021 with respect to the consolidated balance sheets of Citigroup Inc. and subsidiaries (“Citigroup”) as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference in the registration statement on Form S-8 of Citigroup Inc. relating to the issuance of shares under the Citi Retirement Savings Plan and the Citi Retirement Savings Plan for Puerto Rico. Our report refers to a change in the Company’s method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments—Credit Losses.

/s/ KPMG LLP
New York, New York
May 13, 2021